Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-132155 and 333-139134) pertaining to the 1997 Equity Incentive Plan and the 2005 Equity Incentive Plan, and Form S-3 (No. 333-144443) of Cardica, Inc. of our report dated August 3, 2007, with respect to the financial statements of Cardica, Inc. included in the Annual Report on Form 10-K for the year ended June 30, 2007.
/s/ Ernst & Young LLP
Palo Alto, California
September 14, 2007